UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Barnwell Industries, Inc.

(Name of Registrant as Specified in Its Charter)

__________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing contains a press release issued by Barnwell Industries, Inc. (the “Company”), dated March 13, 2020, and a copy of the Investor Presentation given by representatives of the Company to Institutional Shareholder Services Inc. on March 13, 2020.

*****

Barnwell Industries, Inc. Publishes Investor Presentation, Outlining Strong Board and Plan to Create Long-Term Value for All Stockholders

Highlights Weaknesses in Dissident Stockholders’ Vague Plan and Misrepresentations of Company’s Progress

Recommends Stockholders Vote “FOR” Barnwell’s Slate of Highly Experienced Director Nominees on the WHITE Proxy Card Today

Honolulu, Hawaii – March 13, 2020 – Barnwell Industries, Inc. (“Barnwell” or the “Company”) (NYSE American: BRN) today published a presentation to its stockholders (available here: http://www.brninc.com/documents/BRN Investor Presentation - 2020-03.pdf), outlining the Company’s history of prudent management, its strong and refreshed board, and its plan to create long-term value for all stockholders. The presentation also enumerates the significant weaknesses, flaws and misrepresentations in the plan and nominees presented by a dissident group of stockholders who are trying to take control of the Company.

At the Company’s Annual Meeting of Stockholders to be held on April 3, 2020, the Barnwell Board of Directors (the “Board”) recommends that stockholders support the current Barnwell team and strategy, which is already delivering positive results, by voting the WHITE proxy card “FOR” Barnwell’s seven highly qualified director nominees, six of whom are independent. Stockholders of record as of February 24, 2020, will be entitled to vote at the meeting.

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “Barnwell has nominated a strong, refreshed slate of Board nominees, who are committed to continuing the Company’s progress for the long-term benefit of all stockholders. In contrast, two dissident stockholders, who are attempting to take control of this company, have proposed a slate of nominees that puts our progress at risk and a flawed plan to liquidate the company at a low point for the market. We urge all stockholders to vote ‘FOR’ your Board’s nominees on the WHITE proxy card.”

The Company’s presentation lays out multiple reasons for stockholders to vote ‘FOR’ the Barnwell director nominees, including that:

✓	Barnwell has a long history of prudent management of its operations and assets;

✓	Barnwell’s strategy to create long-term value is already having a positive impact;

✓	Barnwell has nominated a strong, refreshed Board committed to creating value for all stockholders;

✘	The dissidents’ slate lacks relevant, additive experience and would put the Company’s progress at risk; and

✘	The dissidents’ plan would crystallize losses at the bottom of the market and is not in the interest of all stockholders.

BARNWELL URGES ALL STOCKHOLDRES TO VOTE FOR ALL OF THE COMPANY’S NOMINEES

TO THE BOARD OF DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY.

Do not vote the blue proxy sent to you by the dissidents. Their nominees would potentially risk the Company’s current progress and put into question its current strategy, partnerships and projects. You should discard any blue proxy card that you receive.

If you have any questions, or need assistance in voting your shares on the WHITE proxy card, please call Barnwell’s proxy solicitor:

Morrow Sodali LLC

(800) 662-5200 (toll-free in North America)

+1 (203) 658-9400 (outside of North America)

BRN@investor.morrowsodali.com

*****

Barnwell Industries, Inc.

Investor Presentation

March 2020

Executive Summary

- Barnwell is a diversified Canadian oil and gas E&P company
- Careful management of the Company's operations and balance sheet have ensured its viability through to the present, unlike many of its peers
- Each of the Company's operating segments have significant value potential
- The Board and management have committed to a plan to create long-term shareholder value
- Barnwell has outperformed relative to peers and in-line with indices, despite its scale and secular challenges
- Management has nominated a strong, independent slate to the Board
- The Dissidents' slate and vague plan offer little new experiences or ideas and put the Company's progress at risk

2

Company Overview

Company History

- Barnwell was founded in 1956 in Shreveport, Louisiana as a Delaware corporation, and has been engaged in oil and natural gas exploration as well as other businesses for over 63 years
  - Based in Honolulu, Hawaii since 1980 where its contract drilling and its investment in land business segments operate
  - Office in Calgary, Alberta, Canada, serves as the base for its oil and natural gas business segment since 1970

Company Business Segments

- The Company's oil and natural gas segment invests in both operated and non-operated properties in the Province of Alberta and its current properties produce primarily medium and light crude oil
- The Company's contract drilling segment is focused on water well drilling services in Hawaii, as well as associated installation and maintenance of water well pumps and water systems. From time to time, the Company assists in geothermal well development for other companies
- The Company's investment in land segment relates to development of residential real estate at Kaupulehu, North Kona, Hawaii

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Oil and Natural Gas Segment

- Commencing in 2014, Company took actions to defend balance sheet by divesting of our mature natural gas and heavy oil properties
  - Brokered marketing in 2014, 2015, 2017 and 2020 led to 20+ transaction yielding $30+ million in proceeds
  - Proactive in abandoning wells to address retirement obligations and regulatory compliance
  - $2.4 million invested to acquire complementary interests in profitable light oil areas
  - Actions have allowed Company to avoid the debt issues plaguing many peers
- In August 2018, the Company acquired significant working interests in the Twining area of Alberta, Canada
  - 450 Boe per day of relatively low decline oil production, operated infrastructure in Central Alberta
  - Significant upside in developing ~30% share of remaining oil-in-place in Pekisko A Pool (9th largest conventional oil pool in Alberta, see next slide). Half cycle economics apply to new drilling projects
- Just prior to the end of fiscal 2019, Company participated in a horizontal well in the Spirit River area (Alberta), one of Company's legacy conventional oil areas (28.3% interest)
  - Has produced over 65,000 barrels of oil and 160,000 thousand cubic feet ("Mcf") of natural gas and paid out the capital invested in first 3 months – proving to be one of the best wells drilled in Alberta in the past year
- In January 2020 Company engaged a broker to market mature and non-core oil and gas properties outside of the Twining area for sale to generate cash to fund development drilling in the Twining area
  - Management estimates that properties have aggregate market value of $5 to $7 million[1]

The Company continues to deliberately and prudently manage its valuable oil and gas assets, despite a volatile environment

4

[1]Current market uncertainties may impact timing, offered prices and the number of properties sold

Twining Pekisko Oil Overview

- The Twining Pekisko Pool is the 9th largest conventional oil pool ever discovered in Alberta, with close to 900 million barrels of original oil in place and only a 5.3% recovery factor to-date
- Barnwell has a dominant land position in the best parts of the pool along with infrastructure ownership and control
- Historic underdevelopment means production declines are generally <10% per year
- The pool produces 30° API oil that is not subject to heavy oil price discounts
- Recovery factors can be greatly increased through modern horizontal drilling with multi-stage fracs
- Barnwell has a large horizontal development inventory with proven results
- Our new 13-10 Twining well is currently producing 105 Boe per day

Twining Oil Fairway and Wells

Barnwell Lands in Yellow

R25
R24W4
T33
T32
T31
R25
R24W4

Reliable Premium Production with Considerable Upside and Control

5

Other Segments

Contract Drilling Segment

- Water Resources International, Inc. contracting subsidiary had a significantly improved fiscal year 2019
  - Revenues increase by $1,580,000, or 42%, to $5,349,000 in fiscal 2019, generating an operating profit
  - Improvement primarily due to a new well drilling contract
- Significantly higher revenues expected under this contract during fiscal 2020
  - Additionally, the Company has a backlog of drilling and pump installation and repair

Land Investment Segment

- Company has rights to receive payments and distributions in connection with our investment in several partnerships that have interests in real estate at Kaupulehu, North Kona, Hawaii
  - No developer lot sales at Kaupulehu for over 12 months, however there are 19 high-end residential lots in inventory and the land investment segment has rights to percentage-of-sales payments for every lot sold
  - The land investment segment also has rights to a portion of the distributions from the partnerships that hold title to those lots
- New developer has come in and is moving forward with development plans for the Increment II area of Kaupulehu, which is approved and entitled for a density of up to approximately 400 units, as well as amenities and other uses
  - The developer hopes to release master plan to the public soon, which we believe will aid in future lot sales of the remaining 19 lots in the Increment I portion of the project

The Company has built a diversified business portfolio with earnings growth potential and substantial asset value

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Executing Plan to Create Long-Term Value

Barnwell's Strategic Priorities

1. **Divest legacy assets**
   - In January 2020 Company engaged a broker to market its non-core oil and gas properties to generate cash to fund development drilling in the Twining area
   - Management estimates that current market value of non-core properties is between $5,000,000 to $7,000,000[2]
2. **Maintain a strong balance sheet and manage long-term reclamation obligations**
   - Over last six years, Company has paid off all debt and continues taking numerous steps to reduce its well abandonment and reclamation obligations
3. **Drive cash flow from core businesses**
   - Our oil and gas subsidiaries saw revenues increase substantially over the past year, as new production is coming on line from Spirit River, Twining and other projects after the sale of older, legacy assets. Oil and gas revenues increased by 73% year over year in the most recent quarter, from $1,232,000 to $2,141,000
   - Our water well drilling subsidiary saw its revenues increase by $1,580,000, or 42%, to $5,349,000 in fiscal 2019 and we expect significantly higher revenues under this contract during fiscal 2020

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[2]Current market uncertainties may impact timing, offered prices and the number of properties sold

Executing Plan to Create Long-Term Value

Barnwell's Strategic Priorities, cont'd

- The Company owns an interest in 19 high-end unsold lots at Kaupulehu, North Kona, Hawaii which will provide capital for future investments as they are sold
- A new developer is moving forward with plans for another project that is already approved for up to 400 additional units

4. **Reduce general and administrative (G&A) expense**
   - Over last five years, have lowered G&A expense from $8.6 million in fiscal 2015 to $5.5 million in fiscal 2019 (down 35.4%), through reductions in salaries and wages, professional fees, travel and entertainment, medical expenses, and various other controllable expenses
   - Intend to continue exploring ways to significantly reduce G&A expenses in absolute terms and as percentage of revenues moving forward

5. **Return cash to stockholders and create value**
   - From 2000 to 2008, the Company paid dividends returning over $8.2 million to its shareholders
   - At present time, Company is prioritizing growth investment, but will continue to evaluate all uses of capital to maximize shareholder value

8

Barnwell Has Outperformed Relative to Peers and Inline with Index, Despite Scale and Secular Challenges

Total Shareholder Returns
1-Year
3-Year
5-Year
YTD
0%
-25%
-50%
-75%
Barnwell
S&P Oil & Gas E&P
Peer median

Source: Bloomberg. Annualized / YTD returns as of March 10, 2019. Peers include InPlay Oil Corp, Strategic Oil & Gas Ltd, Eagle Energy Inc, Leucrotta Exploration Inc, Altura Energy Inc, Hemisphere Energy Corp, DXI Energy Inc, SandRidge Energy Inc, Zargon Oil & Gas Ltd, Chesapeake Energy Corp and Pine Cliff Energy Ltd.

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Barnwell's Refreshed Board, Stronger and More Independent

- Barnwell has taken significant steps to create a strong, independent and experienced Board
  - Thoughtful, deliberate process to refresh Board led to three new independent nominees with significant, relevant experience being announced in Feb 2020

Directors	Independent	Board Tenure	Natural Resource-Related Experience	Other Key Relevant Experience
James S. Barnwell III Chairman	✓	8 years	over 50 years	Strategy Management
Erminia R. Bossio Nominee	✓	New	23 years	Canadian oil & gas Legal
Kenneth S. Grossman Nominee	✓	New	35 years	Investing Restructuring
Robert J. Inglima, Jr. Director	✓	12 years	15 years	Legal Finance
Alexander C. Kinzler Chief Executive Officer & Director		20 years	38 years	Strategy Operations
Peter J. O'Malley Nominee	✓	New	29 years	Investing Strategy
Kevin K. Takata Director	✓	15 years	15 years	Legal Hawaii operations

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Dissidents Offer Vague and Flawed Plan

- Dissidents would liquidate assets at trough of market, potentially to fund their own agenda
- Dissidents' plan would crystallize losses, ignores value upside and creates substantial liabilities
- Dissidents' plan does not offer any tangible financial benefits for all stockholders

11

Dissident Slate Puts Company's Current Progress at Risk

- **Dissident nominees lack the relevant, diverse backgrounds Barnwell requires**
  - All five dissident nominees come from finance backgrounds, with little to no operational experience
  - Dissident nominees have NO background in the oil and gas industry, except for one whose experience in the oil and gas industry is at a company whose stock trades over the counter for less than 6 cents per share
- **Dissident nominees bring questionable experience**
  - Phillip J. McPherson and Douglas N. Woodrum have experience at companies that sought protection from creditors either in bankruptcy or receivership
  - Woodrum also appointed to the board of directors of ChinaCast Education Corporation, in which Ned Sherwood bought shares and then agitated for change and which later sought bankruptcy protection
- **Dissident nominees are not additive**
  - Either duplicate or provide outdated experience compared to our nominees
  - Current Barnwell Board has strong financial and investing expertise that has helped guide Company through the successful sale of legacy assets
  - Company's three new nominees bring new perspectives on businesses as well as expertise on finance, investing and the Canadian business environment
- **Sherwood and Tirpak may have a personal agenda**
  - Barnwell stockholders potentially at risk if Ned Sherwood, Bradley Tirpak and/or their hand-chosen nominees act solely to benefit Sherwood and Tirpak, rather than in the interest of all stockholders

12

Dissident Myths vs the Facts

Components of Dissident Plan or Criticism of Company	Barnwell's Response
✗ Dissidents' new board will immediately begin to review and divest all non-core money losing assets - Evaluate and divest non-core money losing assets in the oil and gas segment - Evaluate and divest the water drilling business (or liquidate water drilling rigs and other assets)	✓ As previously stated, Barnwell is already divesting non-core legacy assets and has seen positive financial results from doing so ✓ Dissidents' new board will not have the institutional knowledge of the Company or the industry experience or expertise to adequately evaluate which assets to divest or how to prioritize them ✓ Water drilling business had strong fiscal 2019 and such positive financial results are expected to continue in fiscal 2020 - Divesting the entire business or liquidating the rigs would be detrimental to the Company.
✗ Cut costs, reduce overhead and find less expensive office space ✗ Retain a more efficient auditor at market rates ✗ Align management salaries with the size of the Company and operational performance	✓ Company has focused on reducing general and administrative expenses (G&A) over the last five years and has successfully lowered G&A 35.4% during that time ✓ Reductions in professional fees and salaries and wages have been some of the components of numerous reductions

13

Dissident Myths vs the Facts

Components of Dissident Plan or Criticism of Company	Barnwell's Response
✗ Barnwell changed its bylaws and delayed the annual meeting as reactions to the dissidents' nominations	✓ The Company has for years met higher governance standards than required for smaller reporting companies. ✓ The annual meeting was delayed for 30 days in hopes that the Company could meet with the Dissidents and avoid a costly proxy contest
✗ The Company recently nominated three lawyers to its board, including two that specialize in bankruptcy	✓ Barnwell's three new nominees bring diverse backgrounds and skills ✓ One of the new nominees is an investor and attorney specializing in companies undergoing and/or emerging from restructuring or reorganization, with extensive business and legal experience
✗ The dissident nominees have significant experience in real estate, oil and gas exploration and turnaround situations	✓ As indicated on prior slides, the dissident nominees lack the relevant, diverse backgrounds Barnwell requires, bring questionable experience and are not additive

14

Disclaimers

The views expressed in this presentation (this "Presentation") represent the opinion of Barnwell Industries, Inc. (the "Company"). This Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situations, suitability or particular need of any specific person who may receive this Presentation and should not be taken as advice on the merits of any investment decision. This Presentation is not a recommendation or solicitation to buy or sell any securities of the Company.

The Company has not sought or obtained consent from any third party to use any statements or information indicated in this Presentation as having been obtained or derived from a third party. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in this Presentation. Information contained in this Presentation has not been independently verified by the Company, and the Company disclaims any and all liability as to the completeness or accuracy of the information and for any omissions of material facts. The Company disclaims any obligation to correct, update or revise this Presentation or to otherwise provide any additional materials.

17

About Barnwell Industries, Inc.

Barnwell Industries, Inc. and its subsidiaries (“Barnwell” or the “Company”) are principally engaged in oil and natural gas exploration, development, production and sales in Canada; investing in leasehold interests in real estate in Hawaii; and well drilling services and water pumping system installation and repairs in Hawaii.

Important Additional Information and Where to Find It

Barnwell has filed and mailed to stockholders a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to its 2020 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

General Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2020 Annual Meeting of Stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s participants is set forth in the Company’s definitive proxy statement for the 2020 Annual Meeting of Stockholders filed with the SEC on March 2, 2020. The Company’s definitive proxy statement can be found on the SEC’s website at www.sec.gov or the Company’s website at www.brninc.com.

Safe Harbor for Forward-Looking Statements

This filing contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All forward-looking statements contained in this filing are qualified by these cautionary statements and are made only as of the date of this filing. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.